MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT is entered into as of this 10th day of July, 2017, by and between BDC FLORIDA, LLC, a Florida Limited Liability Company with a principal place of business at 411 7th Street, West Palm Beach, Florida 33401 ("BDCF") and EXPERIENCE ART AND DESIGN, INC., a Nevada corporation with a principal place of business at 7260 W. Azure Drive, Suite 140-952, Las Vegas, NV 89130 ("Manager").

WHEREAS, BDCF is a limited liability company organized, authorized, and licensed to act as a performance wear manufacturer; and

WHEREAS, Manager is in the business of managing existing business and operations; and

WHEREAS, BDCF wishes to retain Manager as the manager of the BDCF, to manage the business and affairs of BDCF in accordance with the terms and conditions of this Agreement, and applicable state law.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Appointment of Manager.  Manager shall be the manager of BDCF and, except as otherwise provided in this Agreement, shall have full, complete, and exclusive discretion to manage and control the business, affairs and properties of BDCF.

2.  Manager's Responsibilities and Authority.  In connection with the duties assumed or assigned hereunder, Manager shall supervise the operations at BDCF’s offices. Manager 's authority, obligations and responsibilities include, but are not limited to, the following:

(a) Manager may negotiate, execute and deliver on behalf of BDCF such agreements, certificates, deeds, deeds of trust, notes, leases, security agreements, contracts of sale, and other documents as it deems necessary and appropriate in its sole discretion to give effect to any conveyances, leases, debt obligations and security therefore, and to procure labor, materials, or services including, without limitation, the services of professionals.

(b) Manager shall be authorized and directed to use any and all current bank accounts on behalf of BDCF for the payment of BDCF's operating expenses and, in connection therewith, to designate persons authorized to sign such checks, which persons may or may not be employees of Manager.  Furthermore, Manager may borrow funds on behalf of BDCF from banks, lending institutions and other third parties on such terms and conditions as Manager may deem appropriate and, in connection therewith, Manager may grant security interests in BDCF's assets to secure repayment of such borrowed funds.  Manager may also invest BDCF's funds as it deems proper and appropriate.

(c) Manager may acquire assets on behalf of BDCF as is necessary and appropriate in managing the business and affairs of BDCF.

(d) Manager shall prepare such budgets and periodic reports for BDCF as it deems necessary and appropriate, and Manager shall provide such budgets and reports to the members of BDCF.   If BDCF is required to have an annual audit, Manager shall coordinate such audit at BDCF’s expense.

(e) Manager shall coordinate, at BDCF’s expense, the timely filing of all tax returns required under applicable state and federal laws.

(f) Manager shall hold meetings of directors and members in person or via conference call as necessary or required, or may request that action be taken by written consent; provided, however, that Manager shall act in accordance with the Operating Agreement and applicable laws and regulations in doing so.

(g) Manager may perform all other acts as may be necessary or appropriate to conduct BDCF’s business, subject to all conditions and limitations set forth in this Agreement.

3.  Term and Termination.  The initial term of this Agreement is Four months (4) or the completion of Share Exchange whichever happens first.

Notwithstanding the foregoing, this Agreement may be terminated by the either BDCF or (the) Manager at any time for Cause by giving the other party thirty (30) days prior written notice of its intent to terminate the Agreement.  As used herein, "Cause" means a party's breach of a material term or failure to perform a material obligation hereunder that is not cured within (i) thirty (30) days of such party's receipt of written notice of default from the other party, or (ii) if such default cannot be cured within thirty (30) days, then such longer period as is reasonable provided that the party in default is attempting to cure the default in good faith and with due diligence.

4.  Management Fee.  Manager shall be entitled to book all of the revenue generated by BDCF, as revenue of the Manager on its financials for each month the Management Service Agreement is in force.  Manager shall be entitled to all net income earned by BDCF for each month the Management Service Agreement is in force.  If for any reason the Management Service Agreement is cancelled all outstanding receivables shall be due and payable to the Manager.

5.  Compliance.  Manager shall perform its duties hereunder in compliance with all applicable state and federal laws and regulations including, without limitation, tax, employment, licensing and insurance laws and regulations.

6.  Assignment.  This Agreement is not assignable by either party hereto without the prior written consent of the other party.  The terms, promises, covenants and agreements contained in this Agreement  shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

7.  Non-waiver.  Failure of either party to enforce any provision of this Agreement shall not operate or be construed as a waiver of any such provision or provisions, nor prevent such party from thereafter enforcing any of its rights with respect to other or further violations of the Agreement.

8.  Entirety.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and it supersedes all prior written or oral agreements and undertakings with respect to such subject matter.  This Agreement may be modified only by a writing signed by both parties to this Agreement.

9.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

10.  Notice.  All notices, requests, demands, payments and other communications hereunder shall be deemed to have been duly given if sent in writing, by hand delivery or certified mail, to the address set forth in the preamble hereof, or to such other address as may be given to the other party in writing. Notice of change of address shall be effective only upon receipt.

The parties hereto have executed this Management Services Agreement as of the date set forth above.

BDC FLORIDA, LLC

By: _/s/Eugene Caiazzo____________________________

Name: _Eugene Caiazzo___________________________

Title: _President__________________________________

EXPERIENCE ART AND DESIGN, INC.

By: _/s/Eugene Caiazzo____________________________

Name: _Eugene Caiazzo___________________________

Title: _President__________________________________